AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SAYA INTERNATIONAL CORPORATION

     SAYA INTERNATIONAL CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     1:   The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 7, 2014.

     2:   This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

     3:   The text of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

     FIRST: The name of the Corporation is Saya International Corporation.

     SECOND: The purposes of the Corporation are to hold the voting securities of other companies and to engage in any other lawful act or activity for which corporations may be incorporated under the General Corporation Law of the State of Delaware.

     THIRD: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is FIVE THOUSAND (5,000), of which TWO THOUSAND (2,000) shares shall be shares of preferred stock, without par value (hereinafter referred to as "Preferred Stock"), and THREE THOUSAND (3,000) shares shall be shares of common stock, without par value (hereinafter referred to as "Common Stock").

     Any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of the Corporation may be adopted by the affirmative vote of the holders of capital stock representing not less than a majority of the voting power represented by the outstanding shares of capital stock of the Corporation entitled to vote.

     The designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

(1) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers and with such designations, preferences and relative, participating, options or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limited the generality of the foregoing) the following:

(a) the designation of such series;

(b) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series or any class or classes of capital stock, and whether such dividends shall be cumulative or non-cumulative;

(c) whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f) the extent, if any, to which the holders of the shares of such series shall be entitle to vote as a class or otherwise with respect to the election of the directors or otherwise; provided, however, that in no event shall any holder of any series of Preferred Stock be entitle to more than one vote for each share of such Preferred Stock held by him;

(g) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(h) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(2) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting powers whatsoever.

     FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.

     SIXTH: The number of directors that constitute the Board of Directors of the Corporation shall be designated as set forth in the Bylaws of the Corporation.

     SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     EIGHTH: Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware as such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     NINETH: The Corporation is to have perpetual existence.

     NINETH: The Corporation is to have perpetual existence.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed this 8th day of March, 2018.

SAYA INTERNATIONAL CORPORATION

/s/ William Wassink

____________________

William Wassink

Chairman of the Board of Directors

/s/ Cheryl Marshall

____________________

Cheryl Marshall

Secretary